Exhibit 99.1

Company Press Release

First Bancorp of Indiana, Inc. Announces Earnings

EVANSVILLE, Ind., April 15, 2005 /PRNewswire-FirstCall/ -- First Bancorp of Indiana, Inc., (Nasdaq:FBEI), the holding company for First Federal Savings Bank (the “Bank”), reported earnings of $370,000 for the quarter ended March 31, 2005, compared to $271,000 for the same quarter in 2004, an increase of 36.5 percent. For the nine months ended March 31, 2005, net income was $1.16 million or 31.4 percent ahead of the $883,000 recognized over the like period a year ago.

Earnings for the third fiscal quarter represented 24 cents per average outstanding share (diluted) compared to 17 cents for the quarter ended March 31, 2004. Diluted earnings per share for the first three quarters of fiscal 2005 totaled 74 cents on 1.57 million average shares compared to 57 cents on 1.56 million shares during the same period the preceding year.

The improved net earnings for both the quarter and the year-to-date resulted primarily from growth in the loan and investment securities portfolios. Total interest income for the quarter ended March 31, 2005, grew $750,000, or 28.0 percent, from the same period a year ago. Total interest expenses increased $317,000, or 26.8 percent between the relative quarters. These changes produced a 28.9 percent improvement in net interest income. Fiscal year-to-date changes were similar.

Noninterest income declined $165,000, or 31.5 percent, between the comparative third fiscal quarters. This variance was attributed primarily to lesser gains on loan sales. At the same time, noninterest expenses for the quarter ended March 31, 2005, were 4.9 percent above the same period in fiscal 2004. Increased advertising and software licensing fees were among the major contributors to the higher level of noninterest expenses. Again, fiscal year-to-date comparisons generally reflected the quarterly trends.

Certain information in this press release may constitute forward-looking information that involves risks and uncertainties that could cause actual results to differ materially from those estimated. Persons are cautioned that such forward-looking statements are not guarantees of future performance and are subject to various factors that could cause actual results to differ materially from those estimated. Undue reliance should not be placed on such forward-looking statements.

First Bancorp of Indiana, Inc. and First Federal Savings Bank, an FDIC-insured federal stock savings bank, operate from headquarters in Evansville, Indiana.

CONTACT: Michael H. Head, President and CEO, First Bancorp of Indiana, 812-423-3196.

First Bancorp of Indiana, Inc.
Consolidated Financial Highlights
(in thousands)

	3/31/2005	6/30/2004
Selected Balance Sheet Data:	(unaudited)
Total assets	283,074	264,065
Investment securities	11,502	9,663
Mortgage-backed securities	55,507	65,846
Loans receivable, net	189,203	162,687
Deposit accounts	201,560	182,740
Short-term borrowings	4,000	12,500
Long-term debt	43,667	35,667
Equity capital	29,196	28,968

	Three months ended March 31,		Nine months ended March 31,
	2005	2004	2005	2004
Operating Results:	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest income	3,431	2,681	10,088	7,823
Interest expense	1,496	1,180	4,382	3,401

Net interest income	1,935	1,501	5,706	4,422
Provision for loan losses	60	90	270	137

Net interest income after provision	1,875	1,411	5,436	4,285
Noninterest income	358	523	1,176	1,544
Noninterest expense	1,648	1,571	4,778	4,563

Income before income taxes
and cumulative effect of a	585	363	1,834	1,266
change in accounting principle
Income taxes	215	92	678	383
Cumulative effect of change in
accounting principle	0	0	0	0

Net income	370	271	1,156	883

	At of for the three months ended March 31,		At of for the nine months ended March 31,
Selected Financial Ratios:	2005	2004	2005	2004
Performance Ratios:	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Return on average assets	0.53%	0.48%	0.56%	0.57%
Return on average equity	4.99%	3.61%	5.23%	3.93%
Basic earnings per share	0.25	0.18	0.77	0.60
Diluted earnings per share	0.24	0.17	0.74	0.57
Interest rate spread	2.84%	2.73%	2.83%	2.91%
Net interest margin	2.97%	2.91%	2.96%	3.12%
Other expenses as a % of average total assets	2.35%	2.81%	2.31%	2.96%

Asset Quality Ratios:
Nonperforming loans as a % of total loans	0.07%	0.62%	0.07%	0.62%
Nonperforming assets as a % of total assets	0.06%	0.39%	0.06%	0.39%
Allowance for loan losses as a % of total loans	0.56%	0.72%	0.56%	0.72%
Allowance for loan losses as a %
of nonperforming loans	766.67%	115.27%	766.67%	115.27%

For further information:
Michael H. Head, President & CEO
(812) 423-3196